Exhibit 99

TRICO MARINE SERVICES, INC.
Press Release For immediate release	Trevor Turbidy Tom Green (713) 780-9926 ir@tricomarinetx.com

TRICO MARINE REPORTS FULL YEAR 2003 AND FOURTH QUARTER RESULTS

Houston, Texas, March 10, 2004 - Trico Marine Services, Inc. (NASDAQ: TMAR) today announced a net loss for the fourth quarter ended December 31, 2003 of $99.4 million, or $(2.70) per share (diluted), on revenues of $28.4 million. This compares to a net loss of $14.4 million, or $(0.40) per share (diluted), on revenues of $35.2 million for the fourth quarter of 2002. The net loss for the fourth quarter of 2003 includes a non-cash impairment of goodwill charge of $84.4 million related to the Company's North Sea reporting unit. For the fiscal year ended December 31, 2003, the Company reported a net loss of $164.4 million, or $(4.51) per share (diluted), on revenues of $123.5 million. This compares to a net loss of $68.0 million, or $(1.87) per share (diluted), on revenues of $133.9 million for fiscal year 2002.

Included in the fiscal year 2003 net loss are total charges of $113.0 million relating primarily to the North Sea reporting unit goodwill balance, comprising impairments of $84.4 million and $28.6 million in the fourth and second quarters of 2003, respectively. Under Statement of Financial Accounting Standards
No. 142 "Goodwill and other Intangibles", the Company is required to test for goodwill impairments annually and on an interim basis if events occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount. In 2003, the Company was required to perform both annual and interim tests of goodwill impairment. At both tests, the carrying value of the North Sea reporting unit exceeded the fair value, resulting in impairments. During the fourth quarter of 2003 interim impairment test, the remaining goodwill balance was written off. Both impairments were precipitated by the continued softness in the North Sea market, which in turn, devalued the reporting unit. Also included in the fiscal year 2003 results are losses on assets held for sale of $6.2 million, incurred primarily in the second quarter.

The net loss for fiscal year 2002 includes non-cash charges totaling $38.9 million, comprising a $22.7 million valuation allowance against the Company's deferred tax assets, a $5.2 million asset write-down on two special purpose towing vessels, and an $11.0 million charge due to the early retirement of debt.

Since establishing the above noted deferred tax asset valuation allowance, the Company has not recognized any tax benefits from its U.S. operating loss for financial reporting purposes.

Day rates for the Company's Gulf class supply boats averaged $4,582 with utilization of 45% in the fourth quarter of 2003, compared to $5,177 with utilization of 56% in the fourth quarter of 2002. North Sea day rates averaged $12,276 with utilization of 73% in the fourth quarter of 2003, compared to $12,483 with utilization of 86% for the fourth quarter of 2002. The decrease in day rates and utilizations in the Gulf and North Sea are due to reduced drilling activity and rig counts in those market areas. Crew and line handlers averaged $2,714 with utilization of 87% in the fourth quarter of 2003 compared to $2,600 with utilization of 74% in the fourth quarter of 2002. Direct vessel operating expenses decreased in the fourth quarter of 2003 to $20.5 million, compared to $22.4 million for the fourth quarter of 2002, due primarily to reduced labor and maintenance costs, particularly in the North Sea, as a result of the Norwegian government increasing their partial reimbursement of crew costs.

"The most significant factors in our disappointing fourth quarter operating results were the continued low levels of offshore rig activity and softness in the North Sea and Gulf of Mexico markets, which adversely affected day rates and utilization of vessels operating in the spot market. In response, we are mobilizing vessels to international markets in which the Company currently operates," said Thomas E. Fairley, President and Chief Executive Officer. "While we are currently still experiencing the normal seasonal downturn in activity levels, bidding activity for jobs in international markets is beginning to improve and we have recently been awarded two long term contracts at attractive rates," added Mr. Fairley.

On February 12, 2004, the Company successfully completed phase two of its liquidity enhancement plan by executing a $55 million term loan ("Term Loan"). From the net proceeds of the Term Loan of $51.4 million, $31.0 million was used to repay indebtedness outstanding under the U.S. revolving credit facility ("U.S. Dollar Facility"). The retirement of the U.S. Dollar Facility relieves the Company of the financial maintenance covenants and improves operating flexibility.

"This refinancing significantly extends the maturity for the Company's credit facility, provides incremental available liquidity and improves operational flexibility for re-deploying vessels to international markets," said Mr. Fairley.

In the future, the Company intends to announce its results of operations contemporaneously with the filing of its periodic reports with the U.S. Securities and Exchange Commission. We will host a conference call to discuss our results of operations on the same day.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

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TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited )

(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenues:	$ 28,435	$ 35,216	$ 123,521	$ 133,942

Operating expenses:
Direct vessel operating expenses and other	20,529	22,353	81,188	84,101
Asset writedown	-	5,200	-	5,200
General and administrative	4,124	4,042	15,519	15,077
Loss (gain) on sale of assets, net	171	(3)	(1,045)	(454)
Loss on assets held for sale	-	-	6,165	-
Loss on impairment of goodwill	84,388	-	113,028	-
Amortization of marine inspection costs	3,034	2,335	10,775	10,225
Depreciation and amortization expense	8,226	8,514	33,392	31,870
	120,472	42,441	259,022	146,019
Operating loss	(92,037)	(7,225)	(135,501)	(12,077)
Interest expense	7,066	7,927	30,159	28,432
Amortization of deferred financing costs	260	198	977	1,127
Loss on early retirement of debt	-	102	-	10,998
Other expense (income), net	399	(1,396)	649	794
Loss before taxes	(99,762)	(14,056)	(167,286)	(53,428)
Income tax expense (benefit)	(329)	393	(2,888)	14,550
Net loss	$ (99,433)	$ (14,449)	$ (164,398)	$ (67,978)

Basic and Diluted loss per common share:
Net loss	$ (2.70)	$ (0.40)	$ (4.51)	$ (1.87)
Average common shares outstanding	36,890,004	36,267,118	36,470,940	36,260,993

Average Day Rates:
Supply	$ 4,582	$ 5,177	$ 4,954	$ 5,575
Supply /Anchor Handling (North Sea)	12,276	12,483	11,295	11,641
Crew/line handling	2,714	2,600	2,897	2,654

Utilization:
Supply	45%	56%	51%	53%
Supply /Anchor Handling (North Sea)	73%	86%	82%	89%
Crew/line handling	87%	74%	74%	67%

Average no. of Vessels:
Supply	48.0	48.0	48.0	48.0
Supply /Anchor Handling (North Sea)	19.0	20.0	19.7	18.8
Crew/line handling	17.0	16.7	16.8	17.3